Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

by and among

Dragonquest Holdings Company

Vantage Drilling Company

and

Valencia Drilling Corporation

Dated: March 20, 2012

i

ii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is dated as of March 20, 2012, by and among (i) Dragonquest Holdings Company, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, having its registered office at P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (“Buyer”), (ii) Vantage Drilling Company, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, having its registered office at P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (“Buyer’s Parent”) and (iii) Valencia Drilling Corporation, a corporation organized under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the “Seller”). Unless defined in the other provisions of this Agreement, capitalized terms used in this Agreement have the meaning specified in ARTICLE 8.

RECITALS:

WHEREAS, Seller is party to a Contract for the Construction and Sale of One (1) Deepwater Drillship (Hull No. 3602) dated December 27, 2007 (as amended and supplemented by an addendum dated December 21, 2010 and as may be further amended and supplemented from time to time, the “Shipbuilding Contract”) with Daewoo Shipbuilding & Marine Engineering Co., Ltd. (the “Builder”), for the construction and delivery of the ultra deepwater drillship known as the “Dragonquest” (the “Vessel”); and

WHEREAS, Buyer desires to purchase from Seller all of the rights and obligations of Seller under the Shipbuilding Contract (the “Contract Rights”), together with any and all machinery, tools, equipment, spare parts, drill pipe, risers, software or any other items necessary or incidental to the operation of the Vessel as an offshore drilling rig as previously ordered by Buyer or its Affiliates, or paid for by Seller or its Affiliates, including without limitation the equipment set forth on Schedule 1 attached hereto (collectively, the “Equipment”), and the Seller desires to transfer all of such Contract Rights and Equipment to Buyer, subject to the terms of the Shipbuilding Contract and in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, Buyer and Seller agree as follows:

ARTICLE 1.

PURCHASE AND SALE

1.1 Shipbuilding Contract. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and the Seller agrees to sell to Buyer, all of the Contract Rights and the Equipment, AS IS WHERE IS, for the consideration specified in Section 1.2, free and clear of all Encumbrances (other than Mechanics’ Liens). Upon acquisition of the Contract Rights and the Equipment, Buyer shall be responsible for paying any remaining balance due to the Builder for the Vessel under the Shipbuilding Contract and shall be liable for all liabilities and obligations of the Seller under the Shipbuilding Contract.

1.2 Purchase Price. The purchase price for the Contract Rights and Equipment is US$164 million plus the Reimbursable Costs Adjustment Amount (if any) (the “Purchase Price”) and shall be payable by Buyer or Buyer’s Parent to the Seller (or to its order) as follows:

(a) US$3 million in cash on the date of this Agreement (the “Initial Cash Consideration”);

(b) US$149 million, plus the Reimbursable Costs Adjustment Amount (if any) (the “Closing Payment”); and

(c) US$12 million in cash on the Deferred Payment Date (the “Deferred Payment”).

1.3 The Closing. The closing of the purchase and sale of the Contract Rights and Equipment (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P. on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Contract Rights and Equipment as set forth in Article 5 hereof (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

1.4 Deliveries at the Closing. At the Closing:

(a) Seller will deliver to Buyer:

(i) a fully executed originally signed version of the Shipbuilding Contract;

(ii) an Assignment Deed regarding the Shipbuilding Contract substantially in the form set forth as Exhibit A attached hereto or in such other form as may be agreed between Seller, Buyer and Builder (the “Assignment Deed”) duly executed by the Seller and the Builder, together with any other documents necessary for Buyer or one of Buyer’s Affiliates to take delivery of the Vessel from the Builder in accordance with the Shipbuilding Contract;

(iii) a bill of sale regarding the Equipment in a form reasonably acceptable to Buyer (the “Bill of Sale”) duly executed by Seller;

(iv) a certificate duly executed by or on behalf of Seller, (A) as to whether each condition specified in Sections 5.1(a) and 5.1(b) has been satisfied and (B) attaching resolutions of the board of directors and sole shareholder of Seller duly authorizing the Transactions.

(b) Buyer and Buyer’s Parent will deliver to Seller:

(i) the Closing Payment as follows: (A) by payment to Standard Chartered Bank, Offshore Banking Unit (or Standard Chartered Bank (Hong Kong) Limited as administrative agent on its behalf) of an amount equal to the outstanding principal, interest and fees under or in connection with the Valencia Bridge Loan on the Closing Date; (B) in the event that the Final DSME Delivery Payment exceeds the Estimated DSME Delivery Payment, by payment to the Builder of the DSME Delivery Payment Adjustment Amount; (C) by payment to Aker Solutions for any remaining balance due to Aker Solutions for the Riser, and (D) by payment to the Seller of the balance of the Closing Payment, if any, by wire transfer to an account or accounts, which account(s) shall be designated by the Seller in writing to Buyer at least three Business Days prior to the Closing Date (subject to any arrangement as may be agreed between Seller and Buyer prior to Closing); provided, however, that in no event shall the Buyer be required to pay any more than the Closing Payment and the Reimbursable Costs payable pursuant to Section 9.13 at the Closing;

(ii) the Assignment Deed duly executed by Buyer;

(iii) the Bill of Sale duly executed by Buyer;

(iv) agreements executed by the appropriate Affiliates of Buyer terminating the Construction Management Agreement and the Management Agreement and releasing in full of all obligations and liabilities of Seller thereunder; and

(v) a certificate, duly executed on behalf of Buyer, (A) as to whether each condition specified in Sections 5.2(a) and 5.2(b) has been satisfied, (B) attaching resolutions of the board of directors of Buyer and Buyer’s Parent duly authorizing the Transactions, (C) certifying that no shareholder resolutions of Buyer or Buyer’s Parent are required under all applicable listing rules and the Organizational Documents of Buyer or Buyer’s Parent to duly authorize the Transactions and (D) certifying that an opinion as to the fairness of the transactions contemplated hereby to Buyer and Buyer’s Parent from a financial point of view has been delivered to the Buyer’s and Buyer’s Parent’s board of directors by an accounting, appraisal or investment banking firm of national standing.

1.5 Deferral of Amounts Payable under the Construction Management Agreement. Upon signing of this Agreement, each of Buyer and Buyer’s Parent (for itself and on behalf of their respective Affiliates) agrees to defer payment of any amounts payable by Seller under the Construction Management Agreement until the Closing Date or, if earlier, termination of this Agreement (in which event the provisions of Section 6.3 shall apply). Upon Closing (should such Closing occur), Seller and Buyer’s Parent (for itself and on behalf of its respective Affiliates) agree that the Construction Management Agreement will terminate.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE TRANSACTION

2.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1).

(a) Status of Seller. Seller is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. There is no pending or, to the Knowledge of Seller, Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Seller. Seller’s only business is to hold the Contract Rights and Equipment and related financing documents.

(b) Power and Authority; Enforceability. Seller has the relevant entity power and authority to execute and deliver each Transaction Document to which Seller is a party, and to perform and consummate the Transactions. Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Seller’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Seller is a party has been duly authorized, executed, and delivered by, and is Enforceable against, Seller.

(c) No Violation. The execution and the delivery of the Transaction Documents by Seller to which it is a party and the performance and consummation of the Transactions by Seller will not (i) Breach any Law or Order to which Seller is subject or any provision of its Organizational Documents, (ii) Breach any Contract, Order, or Permit to which Seller is a party or by which Seller is bound or to which Seller’s assets are subject, or (iii) require any Consent, other than, in the case of (ii) and (iii), any Consent required under or in connection with the Valencia Bridge Loan for Seller to enter into the Transaction Documents, which Consent Seller is seeking.

(d) Brokers’ Fees. Other than as set forth on Schedule 2 attached hereto, Seller has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer could become directly or indirectly Liable.

2.2 Representations and Warranties of Buyer. Each of Buyer and Buyer’s Parent represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2).

(a) Entity Status. Buyer is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. There is no pending or, to the Knowledge of Buyer,

Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Buyer. Buyer’s Parent is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. There is no pending or, to the Knowledge of Buyer’s Parent, Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Buyer’s Parent.

(b) Power and Authority; Enforceability. Buyer has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Buyer’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is party has been duly authorized, executed, and delivered by, and is Enforceable against, Buyer. Buyer’s Parent has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer’s Parent has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Buyer’s Parent’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer’s Parent is party has been duly authorized, executed, and delivered by, and is Enforceable against, Buyer’s Parent.

(c) No Violation. The execution and delivery of the Transaction Documents to which Buyer is party and the performance and consummation of the Transactions by Buyer will not (a) Breach any Law or Order to which Buyer is subject or any provision of its Organizational Documents, (b) Breach any Contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (c) require any Consent. The execution and delivery of the Transaction Documents to which Buyer’s Parent is party and the performance and consummation of the Transactions by Buyer’s Parent will not (a) Breach any Law or Order to which Buyer’s Parent is subject or any provision of its Organizational Documents, (b) Breach any Contract, Order, or Permit to which Buyer’s Parent is a party or by which it is bound or to which any of its assets is subject, or (c) require any Consent.

(d) Brokers’ Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Seller could become directly or indirectly Liable. Buyer’s Parent has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Seller could become directly or indirectly Liable.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE CONTRACT RIGHTS AND EQUIPMENT

Seller represents and warrants to Buyer that the statements contained in this ARTICLE 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 3), except as set forth in the Schedules delivered by Seller to Buyer on the date hereof (the “Schedules”).

3.1 Title to Assets. The Seller has good and indefeasible title to the Contract Rights and Equipment, free and clear of all Encumbrances, other than Mechanics’ Liens and Encumbrances granted over all of Seller’s assets and undertakings to Standard Chartered Bank (Hong Kong) Limited as administrative agent under the Valencia Bridge Loan, including Seller’s rights in connection with the Vessel under the Contracts set forth in Schedule 3.2.

3.2 Contracts. Schedule 3.2 lists all of the Contracts to which the Seller is a party as of the date of this Agreement pertaining to the Shipbuilding Contract, the Contract Rights, the Equipment or the construction of the Vessel under the Shipbuilding Contract. Seller has delivered to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 3.2. With respect to each such Contract (other than any Contract entered into by the Seller with Buyer or any affiliate(s) of Buyer):

(A) the Contract is Enforceable;

(B) subject to the due execution and delivery of the Assignment Deed in the case of the Shipbuilding Contract, the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions; and

(C) no party to the Contract has repudiated any provision of the Contract.

Seller estimates in good faith, based on the facts and circumstances existing as of the date of this Agreement, that the total remaining costs due and payable to the Builder under the Shipbuilding Contract upon the delivery of the Vessel pursuant to the Shipbuilding Contract will be no greater than US$604,919,334 (the “Estimated DSME Delivery Payment”) based on the assumption that the “Actual Delivery Date” under and as defined in the Shipbuilding Contract will occur no later than the Target Closing Date. Foreign Corrupt Practices Compliance. Seller has not, directly or indirectly, in connection with the Shipbuilding Contract or the construction of the Vessel made, authorized, offered, or agreed to make any payment, transfer of value, or gift to any Person connected with or related to any Governmental Authority or to any other Person with Knowledge or unreasonable disregard that such Person will act as a conduit for otherwise prohibited payments or gifts, except payments or contributions required or allowed by applicable Law.

ARTICLE 4.

COVENANTS

4.1 General. Each Party will use its Best Efforts to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE 5). In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including without limitation the transfer of valid legal title to the Contract Rights and Equipment, each Party will at its own cost and expense take such further action (including, the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

4.2 Notices and Consents. Seller will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents, that Buyer may reasonably request in connection with the sale and purchase of the Contract Rights and Equipment. Each Party will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of, Governmental Authorities, if any, required or reasonably deemed advisable pursuant to any applicable Law in connection with the Transactions and will use such Party’s Best Efforts to agree jointly on a method to overcome any objections by any Governmental Authority to the Transactions.

4.3 Operation of Business.

(a) Prior to Closing, the Seller shall not take any action that would detrimentally affect its rights under the Shipbuilding Contract. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of Closing or the termination of this Agreement pursuant to ARTICLE 6, Seller will confer on a regular and frequent basis with one or more representatives of Buyer to report on operational matters regarding the construction of the Vessel and the operation of the Shipbuilding Contract’s ongoing business, operations, and finances. Prior to the Closing, (i) Seller will use its Best Efforts to involve Buyer in any scheduled conversations or communications with the Builder regarding the Shipbuilding Contract or the Vessel by giving Buyer sufficient prior notice of, and an opportunity to participate in, any meeting in person, by telephone or by video conference; and (ii) to the extent Seller has any material discussions regarding the Shipbuilding Contract or the Vessel at which Buyer was not present, Seller agrees to promptly notify Buyer of the substance of such discussions. Without prejudice to the foregoing, each of Buyer and Buyer’s Parent (for itself and each of its Affiliates) agrees and acknowledges that determination of the Final DSME Delivery Payment as between Seller and Buyer shall be reserved to the Seller (subject to confirmation prior to closing by DSME), and Seller shall have conduct of all and any negotiations with the Builder in respect of such determination, provided that Seller agrees to promptly notify Buyer of the substance of such discussions.

(b) To the extent Buyer or Buyer’s Parent (or any of their respective Affiliates) has any material discussions with Petrobras and/or Petrobras Netherlands regarding the Drilling Services Contract or delivery of the Vessel (other than regularly scheduled status meetings between Buyer and Petrobras), each of Buyer and Buyer’s Parent agrees to promptly notify Seller of the substance of such discussions.

4.4 Notice of Developments. Prior to Closing, the Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties in Section 2.1 or ARTICLE 3 to be inaccurate in any material respect as of the date of this Agreement or the Closing Date. Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties in Section 2.2 to be inaccurate in any material respect as of the date of this Agreement or the Closing Date.

4.5 Exclusivity. Seller will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the capital stock of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or the Contract Rights or Equipment or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact to or with the Seller or any of Seller’s Affiliates with respect to any of the foregoing including the terms of any such proposal, offer, inquiry, or contact.

4.6 Confidentiality; Publicity. Except as may be required by Law or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents, or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof, or any Confidential Information concerning the business or affairs of any other Party which it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of Seller or Buyer, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants which shall also be subject to the requirements of this Section 4.6; (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Best Efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is already known by the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the Knowledge of the disclosing Party, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other Party; (f) to the Seller’s financier(s) under the Valencia Bridge Loan; and (g) to the Builder and Petrobras (or any relevant subsidiary of Petrobras) in connection with the Shipbuilding Contract and the Drilling Services Contract, respectively. Any press release or other public announcement related to this Agreement or the Transactions shall be issued jointly by Buyer and Seller; provided, however, Buyer is permitted to make such public disclosure as it reasonably determines is necessary for Buyer to comply with applicable securities laws and stock exchange requirements, so long as Buyer consults with Seller prior to releasing any such public disclosure.

4.7 Buyer Financing. Each of Buyer and Buyer’s Parent shall (and shall procure that their respective Affiliates will) use their respective Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange financing necessary to fund Buyer’s and Buyer’s Parent (and their respective Affiliates) obligation to pay the Closing Payment and any amounts remaining due under the Shipbuilding Contract (including using Best Efforts to obtain from Petrobras and/or Petrobras Netherlands any extension to the Expected Commencement Date under the Drilling Services Contract required in order to procure such financing). Each of Buyer and Buyer’s Parent shall (and shall procure that their respective Affiliates will) keep Seller informed of the status of their efforts, and of their financing arrangements, on a regular basis and, in any event, on request of Seller and shall notify Seller as soon as practicable of any agreement or response by Petrobras and/or Petrobras Netherlands (or its arrangement) in relation to any such extension under the Drilling Services Contract.

4.8 Builder Arrangements for Delivery of Vessel. Seller agrees to use its Best Efforts to obtain from the Builder all documentation required by the Shipbuilding Contract to procure the delivery of the Vessel to Buyer (or one of Buyer’s Affiliates) upon payment of the Final DSME Delivery Payment (the “Vessel Documentation”).

4.9 Payoff Information for Valencia Bridge Loan. Seller agrees to use its Best Efforts to obtain from the agent and lenders thereunder all documentation required (including, as applicable, a payoff letter) to confirm all amounts due under, and arrangements to release all liens associated with, the Valencia Bridge Loan (the “Loan Documentation”).

ARTICLE 5.

CLOSING CONDITIONS

5.1 Conditions Precedent to Obligation of Buyer. Buyer’s obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Section 2.1 and ARTICLE 3 shall be true in all material respects on and as of the Closing Date, except those with respect to which are made as of a specified date.

(b) Compliance with Obligations. Seller shall have performed and complied with all of its covenants to be performed or complied with at or prior to Closing in all material respects.

(c) No Adverse Litigation. There shall not be pending or Threatened any Action by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions, or which, in the reasonable judgment of Buyer, makes it inadvisable to proceed with the Transactions.

(d) Financing. Buyer has obtained financing necessary to fund Buyer’s (and its consolidated subsidiary’s) obligation to pay the Closing Payment and any amounts remaining due under the Shipbuilding Contract.

(e) No Order or Injunction. There shall not be issued and in effect any Order restraining or prohibiting the Transactions.

(f) F3 Delivery. Seller shall have caused F3 to deliver to Buyer the Voting Agreement executed by F3 and Hsin Chi Su.

(g) Final DSME Delivery Payment. The Builder shall have delivered or submitted to Seller evidence of the amount of the total remaining costs due and payable to the Builder under the Shipbuilding Contract upon delivery of the Vessel pursuant to the Shipbuilding Contract (such amount being the “Final DSME Delivery Payment”).

(h) Delivery of Documentation. Seller shall have caused the delivery of the Vessel Documentation and the Loan Documentation, in form and substance reasonably acceptable to Buyer.

5.2 Conditions Precedent to Obligation of Seller. Seller’s obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Section 2.2 shall be true in all material respects on and as of the Closing Date, except those with respect to which are made as of a specified date.

(b) Compliance with Obligations. Each of Buyer and Buyer’s Parent shall have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing in all material respects (for the avoidance of doubt, to include Buyer paying, or providing evidence of an ability to pay upon Closing, the Closing Payment).

(c) No Adverse Litigation. There shall not be pending or Threatened any Action by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions, or which, in the reasonable judgment of Seller, makes it inadvisable to proceed with the Transactions.

(d) No Order or Injunction. There shall not be issued and in effect any Order restraining or prohibiting the Transactions.

(e) Vantage Delivery. Buyer’s Parent shall have delivered to Seller the Vantage Undertaking, executed by Buyer’s Parent.

ARTICLE 6.

TERMINATION

6.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

(b) Buyer or Seller may terminate this Agreement upon delivery of a written notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice shall not have caused such failure to close;

(c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach); provided, however, that the defaulting party shall have a period of ten Business Days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable; or

(d) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer or Buyer’s Parent has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach); provided, however, that the defaulting party shall have a period of ten Business Days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable.

6.2 Procedures for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement under Section 6.1, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Seller, the Buyer or the Buyer’s Parent without prejudice to Section 6.3 which shall continue in full force and effect. If this Agreement is terminated under Section 6.1:

(a) each of the Buyer and the Buyer’s Parent shall redeliver or destroy all documents and other materials of the Seller or any of its Affiliates relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the Seller, and all confidential information received by the Buyer hereto with respect thereto shall be treated in a confidential manner;

(b) all filings, applications and other submissions made pursuant hereto shall, at the option of the Seller, and to the extent practicable, be withdrawn from the agency or other person to which made;

(c) there shall be no liability or obligation under this Agreement on the part of the Seller, the Buyer or the Buyer’s Parent or any of their respective directors, officers, employees, Affiliates, agents or representatives, except that the Seller, the Buyer or the Buyer’s Parent, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by the Seller, the Buyer or the Buyer’s Parent, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section 6.2, Section 6.3, Section 9.5, Section 9.10, Section 9.13 and Section 9.14 of this Agreement shall survive any such termination; and

(d)	Seller shall have no obligation to refund the Initial Cash Consideration.

6.3 Best Efforts to Seek Alternative Arrangements. In the event that the Closing Date does not occur by the Expiration Date or Seller or Buyer is of the opinion that the condition precedent to Closing set out in paragraph (c) of Section 5.1 will not be met on or before the Expiration Date, each of Seller, Buyer and Buyer’s Parent shall use their respective Best Efforts to seek an alternative arrangement to procure delivery of the Vessel in compliance with the Shipbuilding Contract including seeking any extension and/or amendment to the Shipbuilding Contract (and any supplier credit arrangements) as may be necessary to procure such compliance. Each of Buyer and Buyer’s Parent agrees that it will not (and will ensure that none of its Affiliates will) seek to use any vessel other than the Vessel to perform its (or its relevant Affiliates’) obligations under the Drilling Services Contract without the prior written agreement of the Seller, or transfer, directly or indirectly all or any of its rights under the Drilling Services Contract to any person (other than to an Affiliate) without the prior written agreement of the Seller.

6.4 Termination Fees.

Without prejudice to Section 9.14:

(a) As consideration for Seller and/or its Affiliates to continue to make available any guarantee issued by any of the Seller’s Affiliates to the Builder in connection with the Shipbuilding Contract, Buyer and Buyer’s Parent agree to pay US$15 million to the Seller (the “Buyer Termination Fee”) in the event that Buyer and/or the Buyer’s Parent is unable or unwilling to close the transactions contemplated by this Agreement, so long as Seller has fulfilled the conditions under Section 5.1(a), (b), and (e) on or before the Expiration Date. The Buyer Termination Fee shall be payable, if at all, not later than the second Business Day following the Expiration Date and any amount payable pursuant to this Section 6.4(a) shall be reduced by the Initial Cash Consideration.

(b) As consideration for Buyer’s, Buyer’s Parent (and Buyer’s Parent’s Affiliates’) deferral of amounts currently due and payable under the terms of the Construction Management Agreement and its costs associated with pursuing the transactions contemplated by this Agreement, the Seller shall pay, or cause to be paid, to the Buyer an amount equal to US$15 million (the “Seller Termination Fee”) in the event that Seller terminates or seeks to terminate this Agreement, so long as Buyer and Buyer’s Parent have fulfilled the conditions under Section 5.2 or Section 5.1(d) on or before the Expiration Date. The Seller Termination Fee shall be payable, if at all, not later than the second Business Day following the date on which Seller informs Buyer that it is terminating or seeking to terminate the Agreement.

Each of Buyer, Buyer’s Parent and Seller acknowledges that (i) the agreement contained in this Section 6.4 is an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fees described herein is reasonable and appropriate in all respects and (iii) without this agreement, Buyer, Buyer’s Parent and Seller would not enter into this Agreement. Accordingly, if (a) Seller fails to pay the Seller Termination Fee within 10 days of the date it is due and, in order to obtain such payment, the Buyer makes a claim that results in a judgment for the Seller Termination Fee, the Seller shall pay the Buyer’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, or (b) Buyer or Buyer’s Parent fails to pay the Buyer Termination Fee within 10 days of the date it is due and, in order to obtain such payment, the Seller makes a claim that results in a judgment for the Buyer Termination Fee, each of the Buyer and the Buyer’s Parent shall, jointly and severally, pay the Seller’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

ARTICLE 7.

INDEMNIFICATION

7.1 Survival of Indemnification. This ARTICLE 7 shall survive, and a claim for indemnity under this ARTICLE 7 may be brought with respect to the Breach of any representation, warranty, covenant or obligation in this Agreement or any other certificate or document delivered pursuant to this Agreement, until two years following the Closing Date.

7.2 Indemnification Provisions for Buyer’s Benefit. Subject to Section 7.5, Seller will defend, indemnify, and hold the Buyer Indemnified Persons harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(a) any Breach of any representation or warranty Seller has made in this Agreement, or any other certificate or document Seller has delivered pursuant to this Agreement; or

(b) any Breach by Seller of any covenant or obligation of Seller in this Agreement.

7.3 Indemnification Provisions for Seller’s Benefit. Subject to Section 7.5, each of Buyer and Buyer’s Parent will defend, indemnify, and hold the Seller Indemnified Persons harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(a) any Breach of any representation or warranty Buyer or Buyer’s Parent has made in this Agreement or any other certificate or document Buyer or Buyer’s Parent has delivered pursuant to this Agreement; or

(b) any Breach by Buyer or Buyer’s Parent of any covenant or obligation of Buyer or Buyer’s Parent in this Agreement.

7.4 Indemnification Claim Procedures.

(a) If any Action is commenced in which any Indemnitee is a party which may give rise to a claim for indemnification against any Indemnitor then such Indemnitee shall promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnitee’s failure to give such notice.

(b) An Indemnitor will have the right to defend against an Indemnification Claim, other than a Indemnification Claim related to Taxes, with counsel of its choice reasonably satisfactory to the Indemnitee if (i) within 15 days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnitee in writing that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Damages the Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnitee likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnitee, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(c) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 7.4(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnitee to withhold its consent (A) with respect to any finding of or admission (1) of any violation of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnitee reasonably believes could have a material adverse effect on any other Actions to which the Indemnitee or its Affiliates are party or to which Indemnitee has a good faith belief they may become party, or (B) if any portion of such Order would not remain sealed).

(d) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Authority in which an Action is brought against any Indemnitee for purposes of any Indemnification Claim that an Indemnitee may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim within such jurisdiction.

(e) The foregoing indemnification provisions are in addition to, and not in derogation of, any remedy at Law or in equity that any Party may have with respect to the Transactions.

7.5 Limitation of Liability

(a) The Seller is not liable in respect of any claim by a Buyer Indemnified Person under or pursuant to the provisions of this ARTICLE 7 or any other provision of this Agreement (each a “Relevant Claim”):

(i) unless the amount that would otherwise be recoverable from the Seller (but for this paragraph (i)) in respect of that Relevant Claim exceeds US$50,000; and

(ii) unless and until the amount that would otherwise be recoverable from the Seller (but for this paragraph (ii)) in respect of that Relevant Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Claims (excluding any amounts in respect of a Relevant Claim for which the Seller has no liability because of paragraph (i)), exceeds US$200,000 and in the event that the aggregated amounts exceed US$200,000 the Seller shall only be liable for the excess.

(b) The Seller’s total liability in respect of all Relevant Claims is limited to the Purchase Price.

(c) Qualifications as to materiality using the term “material” (or any variation thereof, including a Material Adverse Change or Material Adverse Effect) in any representation or warranty shall not be taken into account in determining the amount of any Damages with respect to a breach of such representation or warranty (or failure of any representation or warranty to be true and correct).

(d) The amount of any Seller liability in respect of a Relevant Claim shall be reduced by any amount directly or indirectly received by the Buyer Indemnified Person with respect to such Relevant Claim under any insurance coverage or from any other party alleged to be responsible for such liability. The Buyer Indemnified Person shall use Best Efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If the Buyer Indemnified Person directly or indirectly receives any amount under insurance coverage or from such other party with respect to any Seller liability in respect of a Relevant Claim at any time subsequent to any indemnification provided by Seller under Section 7.2, then the Buyer Indemnified Person shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by the Buyer Indemnified Person; and

(e) Seller shall be obligated to indemnify the Buyer Indemnified Person only for those claims giving rise to any Seller liability in respect of a Relevant Claim as to which the Buyer Indemnified Person has given the Seller written notice thereof prior to the end of the applicable survival period. Any written notice delivered by the Buyer Indemnified Person to the Seller with respect to any Seller liability in respect of a Relevant Claim shall set forth with as much specificity as is reasonably practicable the basis of the claim for such liability and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim.

(f) The limitations set forth in this Section 7.5 shall not apply if an Indemnitor is liable to pay indemnity under this ARTICLE 7 due to such Indemnitor’s intentional fraud committed with the knowledge of such Indemnitor.

7.6 No Setoff. None of the Buyer, the Buyer’s Parent or the Seller shall have any right to setoff any Damages against any payments to be made by either of them under this Agreement.

7.7 Insurance. The indemnifying party shall be subrogated to the rights of any Indemnitee in respect of any insurance relating to Damages to the extent of any indemnification payments made under this Agreement, and the Indemnitee shall provide all reasonably requested assistance to the indemnifying party in respect of such subrogation.

7.8 No Duplication. Any liability for indemnification under this Agreement shall be determined to avoid duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

7.9 Sole Remedy. The Parties agree that, from and after the Closing, the sole and exclusive remedy of any Party or its Affiliates with respect to this Agreement and the transactions provided for in this Agreement shall be limited to the indemnification provisions set forth in this ARTICLE 7 or any other remedy set forth in this Agreement and, in furtherance of the foregoing, each of the Parties, on behalf of itself and its Affiliates, waives and releases the other Party to this Agreement from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other party to this Agreement with respect to the foregoing matters, except as provided by this Agreement.

7.10 No Special Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 7 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES.

7.11 Tax Treatment of Indemnity Payments. Each of the Seller and the Buyer agrees to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Laws.

ARTICLE 8.

DEFINITIONS

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract, or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Assignment Deed” is defined in Section 1.4(a)(ii).

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

“Best Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would have a Material Adverse Effect on such Person.

“Bill of Sale” is defined in Section 1.4(a)(iii).

“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination or cancellation.

“Business Day” means any day (other than a Saturday, Sunday or a federal holiday) on which commercial banks in New York City and Taipei are open for general business, and shall consist of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a Business Day such period shall begin to run on and include the first Business Day thereafter.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnified Persons” means Buyer and its Affiliates and their officers, directors, employees, agents, representatives, controlling Persons, and stockholders, but specifically excluding Seller.

“Closing” is defined in Section 1.3.

“Closing Date” is defined in Section 1.3.

“Closing Payment” is defined in Section 1.2(b).

“Confidential Information” means any information concerning the businesses and affairs of Buyer or Seller, as applicable.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Construction Management Agreement” means the agreement to perform construction management services entered into between Seller and Titanium Explorer Company, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and a wholly-owned subsidiary of the Buyer’s Parent.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Contract Rights” is defined in the recitals to this Agreement.

“Damages” means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs (including the allocable portion of the Indemnitee’s internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever.

“Deferred Payment” is defined in Section 1.2(c).

“Deferred Payment Date” means the earlier to occur of (i) the date on which the Mobilization Fee (as defined in the Drilling Services Contract) is received by VDWC pursuant to the Drilling Services Contract and (ii) 120 days after Closing.

“Drilling Services Contract” means the Agreement for the Provision of Drilling Services dated as of February 4, 2009, by and between Petrobras Netherlands and VDWC, as amended by the First Amendment to the Service Agreement dated June 18, 2009, and as may be further amended from time to time.

“DSME Delivery Payment Adjustment Amount” means the difference between the Final DSME Delivery Payment and the Estimated DSME Delivery Payment.

“Encumbrance” means any Order, security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable”—a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Equipment” is defined in the recitals to this Agreement.

“Estimated DSME Delivery Payment” is defined in Section 3.2.

“Expiration Date” means April 30, 2012.

“F3” means F3 Capital, an Affiliate of Seller.

“Final DSME Delivery Payment” is defined in Section 5.1(g).

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Indemnification Claim” means any claim for indemnification by an Indemnitee against an Indemnitor under this Agreement.

“Indemnitees” means, individually and as a group, the Buyer Indemnified Persons and the Seller Indemnified Persons.

“Indemnitor” means any Person having any Liability to any Indemnitee under this Agreement.

“Initial Cash Consideration” is defined in Section 1.2(a).

“Knowledge” – a Party will be deemed to have “Knowledge” of a particular fact or other matter if (i) any individual who is serving, as a director, officer, partner, member, executor, or trustee of such Person (or in any similar capacity), or (ii) any employee who is charged with responsibility for a particular area of the Seller’s operations (e.g. an employee in the environmental section with respect to knowledge of environmental matters), has, or at any time had, Knowledge of such fact or other matter.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and in effect.

“Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Management Agreement” means the management agreement dated March 2009 between Seller and Vantage Deepwater Company, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and a wholly-owned subsidiary of the Buyer’s Parent.

“Material Adverse Change (or Effect)” means a change or effect in the financial condition, properties, assets, Liabilities, rights, obligations, operations or business which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects, including any change or effect caused by, arising from, or relating to acts of terrorism or war (whether or not declared), or by interruption of utilities or other public or commercial products or services, occurring after the date of this Agreement which materially impair the ability of the Person in question to conduct its operations except on a temporary basis; provided, however, that the following shall not be a Material Adverse Change (or Effect): (1) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol, practice or measure or any other Law of or by any Governmental Authority, or (2) any outbreak, continuation or escalation of hostilities or the declaration by the United States of a national emergency or war, any acts of terrorism, any other calamity or crisis or geopolitical event, or effects of weather or meteorological events, (3) changes or developments in financial or securities markets or the economy in general, (4) changes in general business, economic, political, social, legal or regulatory conditions generally affecting the offshore contract drilling industry and not specifically arising from or related to the business of the Seller; and (5) any actions taken as contemplated by this Agreement.

“Mechanics’ Liens” means carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, construction or other like statutory Encumbrances.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” means the Buyer, the Buyer’s Parent and the Seller.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Petrobras” shall mean Petróleo Brasileiro S.A. – Petrobras,., a mixed capital company organized and existing under the laws of Brazil.

“Petrobras Netherlands” shall mean Petrobras Venezuela Investments & Services B.V., a company organized and established under the laws of the Netherlands and a wholly-owned subsidiary of Petrobras.

“Reimbursable Costs” is defined in Section 9.13.

“Reimbursable Costs Adjustment Amount” is defined in Section 9.13.

“Riser” means 33 75-foot riser joints purchased by the Seller from Aker Solutions.

“Schedules” is defined in the preamble to ARTICLE 3.

“Seller” is defined in the preamble to this Agreement.

“Seller Indemnified Persons” means Seller and its Affiliates and their officers, directors, employees, agents, representatives, controlling Persons, and stockholders, and the lender(s) under the Valencia Bridge Loan but specifically excluding Buyer and Buyer’s Parent.

“Target Closing Date” means 30 April, 2012.

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary, or aggregate group for any Tax period, and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Threatened’ means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transactions” means all of the transactions contemplated by this Agreement, including (a) the purchase and sale of the Contract Rights and Equipment and Buyer’s delivery of the Purchase Price therefor, (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, and (c) the performance by Buyer and Seller of their respective covenants and obligations (pre-and post-Closing) under this Agreement.

“Transaction Documents” means this Agreement, the Assignment Deed, the Bill of Sale, the Voting Agreement and the Vantage Undertaking.

“Valencia Bridge Loan” means the credit facility provided to the Seller pursuant to a credit facility agreement dated as of March 8, 2011 among the Seller, as borrower, Great Elephant Corporation and Ugly Duckling Holding Corp., as guarantors, the Lenders party thereto and Standard Chartered Bank (Hong Kong) Limited, as administrative agent, as amended by an amendment dated December 28, 2011.

“Vantage” means Vantage Drilling Company, a an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and the ultimate parent corporation of Buyer.

“Vantage Undertaking” means an undertaking from Vantage substantially in the form set forth in Exhibit C attached hereto.

“VDWC” means Vantage Deepwater Company, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and an Affiliate of the Buyer.

“Voting Agreement” means the Voting Agreement and Irrevocable Proxy substantially in the form set forth in Exhibit B attached hereto.

ARTICLE 9.

MISCELLANEOUS

9.1 Schedules.

(a) The disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c) Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with particularity and describe the relevant facts in reasonable detail.

9.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments, and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions.

9.3 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors. If a Seller is an entity and if the principal business, operations, or a majority or substantial portion of the assets of such Seller are assigned, conveyed, allocated, or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion, or similar transactions, such receiving Person or Persons shall automatically become bound by and subject to the provisions of this Agreement, and in addition such Seller shall cause the receiving Person or Persons to expressly assume its obligations hereunder.

9.4 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that (a) Buyer may assign any or all of its rights and interests hereunder to one or more of its Affiliates if Buyer nominates such Affiliate(s) to acquire the Contract Rights and Equipment (provided that (i) if such purchaser ceases to be an Affiliate of Buyer, Buyer shall procure that the Contract Rights and Equipment and all Buyer’s rights and interests under this Agreement be re-assigned to the Buyer or its Affiliate prior to such cessation and (ii) in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) Seller may assign any or all of its rights and interests hereunder to any Affiliate to which it transfers the Shipbuilding Contract (in any or all of which cases Seller nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) Buyer may designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (e) Seller may assign any or all of its rights and interests hereunder to the lender(s) under the Valencia Bridge Loan (or any agent or trustee on their behalf).

9.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below and shall be deemed duly given when received or if it is sent by registered or certified mail, return receipt requested, postage prepaid, then on the earlier of when received or two Business Days after it is sent:

If to Buyer:

Dragonquest Holdings Company

c/o Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Attn: Paul Bragg

Fax: (281) 404-4749

Copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attn: Joshua P. Agrons

Fax: (713) 651-5246

If to Buyer’s Parent:

Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Attn: Paul Bragg

Fax: (281) 404-4749

Copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attn: Joshua P. Agrons

Fax: (713) 651-5246

If to Seller:

Valencia Drilling Corporation

38, Alexandra Terrace Singapore 119932

Attention of TK Ong (Facsimile No. +65-6593 1351;

Telephone No. +65 6593 1353), copy to: Marco Wu

(Facsimile No. +886 2 8771 1525; Telephone No. +886 2 2175 0251) and

Jay Ko (Facsimile No. +886 2 8771 1525; Telephone No. +886 2 2175 0229)

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.6 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Each Party submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party waives any right to invoke, and agrees not to invoke, any claim of forum non-conveniens, inconvenient forum, or transfer or change of venue and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6(b).

9.7 Time. Time is of the essence in the performance of this Agreement.

9.8 Counterparts; Electronic Signatures and Electronic Exchange of Documents.

(a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(b) The delivery of a copy of any document (including a Transaction Document) bearing the handwritten signature of a Party, by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in the form of a computer file in portable document format, or by any other electronic means that preserves the original graphic and pictorial appearance of the document, will have the same effect as would physical delivery of the paper document bearing such Party’s original signature.

9.9 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of Law principles.

9.11 Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the Enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions including all fees, costs and expenses of agents, representatives, financial or other advisors, legal counsel, and accountants; provided, however, Buyer agrees to reimburse Seller at the Closing for up to $5 million of fees, costs and expenses (the “Reimbursable Costs”) of agents, representatives, financial or other advisors, legal counsel and accountants in conjunction with any financing projects for the Vessel, so long as Seller provides Buyer with copies of invoices in respect of such fees, costs and expenses and wire transfer information to permit Buyer to pay such Reimbursable Costs directly to such entities at least five Business Days prior to the Closing Date. To the extent that the aggregate amount of the Reimbursable Costs is less than $5 million (such difference being the “Reimbursable Costs Adjustment Amount”), the Reimbursable Costs Adjustment Amount shall be added to the first amount stated in Section 1.2 and form part of the Purchase Price and shall be due and payable as part of the Closing Payment in accordance with Section 1.2(b).

9.14 Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

9.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached shall not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

9.16 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Seller:

VALENCIA DRILLING CORPORATION

By:	/s/ Hsin Chi Su
Name:	Hsin Chi Su
Title:	Director

Buyer:

DRAGONQUEST HOLDINGS COMPANY

By:	/s/ Paul A. Bragg
Name:	Paul A. Bragg
Title:	Chief Executive Officer

Buyer’s Parent:

VANTAGE DRILLING COMPANY

By:	/s/ Paul A. Bragg
Name:	Paul A. Bragg
Title:	Chief Executive Officer